Exhibit (k)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 31 day of March, 2025, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Congress Street, Boston, Massachusetts 02114 (“State Street” or the “Transfer Agent”), and HarbourVest Private Investments Fund, a Delaware statutory trust having its principal office and place of business at One Financial Center, 43rd Floor, Boston, Massachusetts 02111 (the “Trust”).

WHEREAS, the Trust desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

WHEREAS, the Trust has retained the Transfer Agent to furnish certain administrative services to the Trust and, as applicable, to any wholly-owned and controlled subsidiary of the Trust that may be formed by the Trust and listed on Schedule A hereto from time to time (each, a “Subsidiary”). References herein to the Trust shall include a Subsidiary, except as otherwise provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Trust’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to holders of the Shares (“Shareholders”) and set out in the currently effective prospectus and Statement of Additional Information of the Trust (together, the “Registration Statement”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Shareholder’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)

provide records (as such term is described in Section 8.2) to HarbourVest Registered Advisers L.P. (the “Adviser”) or to broker-dealers or other intermediaries upon the request of the Trust or the Adviser;

(iii)

receive orders for the purchase of Shares from the Trust and process all purchases that meet the Transfer Agent’s and Trust’s processing guidelines, including, for the avoidance of doubt, processing of subscription documents of the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust as identified by the Trust (the “Custodian”);

(iv)	pursuant to such purchase orders, calculate and charge any applicable sales loads and issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(v)

receive repurchase requests and repurchase directions from the Trust, process all repurchases that meet the Transfer Agent’s and Trust’s processing guidelines, and deliver the appropriate documentation thereof to the Custodian, including the processing of any early repurchase fee in connection with the Trust’s tender offers;

(vi)

with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;

(vii)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(viii)

process Shareholder account maintenance instructions received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Trust;

(ix)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Trust;

(x)

monitor, receive, administer, process and transmit payments for any dividends and distributions declared by the Trust, including in connection with the Trust’s dividend reinvestment plan, and make all payments required to be made under such plan; and

(xi)	the tracking, calculation and payment of 12b-1 fees

(xii)

record the issuance of Shares of the Trust and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of the Trust which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of the Trust such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, record the tax status of Shareholders for U.S. federal income tax purposes and maintaining records of such status, withholding taxes on U.S. resident and non-resident alien accounts, calculating any per-Share excise tax distributions, preparing and filing U.S. Treasury Department Forms 1099, 1042 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases and repurchases of Shares and other confirmable transactions in Shareholder accounts, arranging for the preparation and mailing of activity statements for Shareholders, arranging for the mailing of tender offer documents provided by the Trust for Shareholders, and providing Shareholder account information.

(ii)

State Transaction (“Blue Sky”) Reporting. The Trust shall be solely responsible for its “blue sky” compliance and state registration requirements. The Transfer Agent has a standard “Blue Sky file” that it shall provide to the Trust’s blue sky service provider upon the Trust’s request, but the Transfer Agent is not responsible for any blue sky-related compliance or reporting obligations.

(iii)

Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the shareholder’s account registration. The Transfer Agent shall support the Trust or its agents in fulfillment of the Trust’s compliance with applicable escheatment law.

(iv)

Escheatment Laws. Notwithstanding Section 1.3(iii), the Trust shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and repurchase of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)

Repurchase Pro-Rata Calculation. In the event a Trust tender offer is oversubscribed, at the request of the Trust, the Transfer Agent will: (a) systematically calculate the pro rata portion of the Shares tendered by each repurchasing Shareholder which will be repurchased by the Trust, based upon (1) the repurchase cap set by the Trust, and (2) the pro-rata calculation methodology provided by the Trust or as otherwise directed the Trust; and (b) process the revised repurchase amounts for each repurchasing Shareholder upon approval from and direction by the Trust.

(vii)

Performance of Certain Services by the Trust or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. If agreed to in writing by the Trust and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Trust or its agent may perform these services on the Trust’s behalf.

(viii)

Call Center Services. Upon request of the Trust, the Transfer Agent shall provide call center services from 8:30 a.m. to 5:00 p.m., Eastern Time, each day on which the New York Stock Exchange (the “NYSE”) is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall answer and respond to inquiries from existing Shareholders of the Trust, advisers and broker-dealers on behalf of such Shareholders, in accordance with the telephone scripts provided by the Trust to the Transfer Agent. Such inquiries may include requests for information on account setup and maintenance, general questions regarding the operation of the Trust, general account information including dates of purchases, repurchases, exchanges and account balances, requests for account access instructions and literature requests.

1.4

Authorized Persons. The Trust hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Trust agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Trust’s then-effective Registration Statement, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to the Trust’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records. The parties acknowledge that, pursuant to a Supplement to the Transfer Agency and Service Agreement, State Street Bank and Trust Company shall assist the Trust with certain aspects of its AML and Sanctions Program (as defined in the Supplement), as further detailed in the Supplement.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It has adopted written policies and procedures that are reasonably designed to prevent violations of the “Federal Securities Laws” as such term is defined in Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the services to be provided under this Agreement.

3.7

To the best of its knowledge, it has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the Transfer Agent’s performance of its obligations under this Agreement.

3.8

This Agreement has been duly authorized, executed and delivered by the Transfer Agent in accordance with all requisite action and constitutes a valid and legally binding obligation of the Transfer Agent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and general equitable principles.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust organized, existing and in good standing under the laws of the State of Delaware.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3

All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust.

4.4	The Trust is registered under the 1940 Act, as a closed-end management investment company.

4.5

A Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”) has been filed by the Trust. Such registration statement under the 1940 Act will remain in effect during the term of this Agreement. Such registration statement under the Securities Act will become effective prior to the initial public offering of the Trust’s shares. Following the date of effectiveness of the initial registration statement of the Trust under the Securities Act, a registration statement under the Securities Act will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Transfer Agent that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made or shall be made before the Fund offers or sells its shares;

4.6

Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (e.g., information in subscription documents) (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts.

5.	DATA ACCESS SERVICES

5.1

The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Trust. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers, trustees and agents, to:

(i)

use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3

If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure as soon as possible. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.4

If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.6

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1	Reserved.

6.2	Reserved.

7.	INDEMNIFICATION

7.1

The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust shall indemnify and hold the Indemnitees harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the Trust’s material breach of any representation, warranty or covenant of the Trust hereunder;

(iii)	Reserved;

(iv)

reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers, or the Trust’s agents or subcontractors or their officers or employees; (c) any reasonable instructions or opinions of legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Trust or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2	Reserved.

7.3

The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain counsel, the Transfer Agent or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Transfer Agent shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

8.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

8.1

Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.2

Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Transfer Agent further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel incurred in such production.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party and all derivative information that is identifiable to the Disclosing Party, or persons, affiliates, or accounts associated with the Disclosing Party, shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information.

9.2

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may, subject to the limitations with respect to any Personal Information as described in Section 13.4 below, collect and store information regarding the Trust and share such information with its agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and (ii) in connection with outs own management and control functions, including financial and operational oversight and reporting, risk management, legal and regulatory compliance and business continuity management, all in accordance with applicable law.

(b) Subject to paragraph (c) below, the Transfer Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any Confidential Information of the Trust (“Data”), excluding Personal Information and any information derived from Personal Information, obtained by such entities in the performance of their services under this Agreement, including Data regarding transactions and portfolio holdings relating to the Trust, and publish, sell, distribute or otherwise commercialize products and services that use or otherwise incorporate the Data, provided that (i) the Transfer Agent and its Affiliates shall not publish, sell or distribute the Data under any circumstances, (ii) unless the Trust otherwise consents, Data is combined or aggregated with information relating to (A) other customers of the Transfer Agent or (B) information derived from other sources, in each case such that any published information will be displayed in a manner than prevents attribution to or identification of such Data with the Trust or the Trust’s investors and (iii) Transfer Agent and its Affiliates shall not commercialize any product or service that uses or otherwise incorporates the Data unless it provides the Trust with a written summary of any product or service that the Transfer Agent or its Affiliates seek to commercialize and thirty (30) calendar days to evaluate the proposed use of the Data, and if within such thirty (30) day period the Trust notifies the Transfer Agent in writing that it objects to the use of such Data in any particular product or service, the consent set forth in this sub-paragraph (B) will not apply to the use of Data in that particular product or service unless and until the Trust otherwise advises the Transfer Agent in writing to the contrary. The Trust agrees that Transfer Agent and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Transfer Agent’s compensation for services under this Agreement or such other agreement, and the Transfer Agent and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Client.

(c) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement, and shall be responsible for any breach of this Agreement committed by any such party as if such breach were committed by the Transfer Agent.

9.3

The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending March 31, 2028 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trust shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

11.	ASSIGNMENT

11.1	Except as provided in Section 11 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

11.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

11.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

12.	DELEGATION; SUBCONTRACTORS

12.1

Subject to the provisions of this Agreement, and with the exception of services, duties or obligations required by applicable law to be performed by the Transfer Agent, the Transfer Agent shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Transfer Agent (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. Unless otherwise agreed in a Fee Schedule, the Transfer Agent shall be responsible for the compensation of its Delegates.

12.2

The Transfer Agent will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this Section shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

13.	MISCELLANEOUS

13.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

13.2

Massachusetts Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflict of laws rules.

13.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

13.4

Data Protection. State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.

13.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6

Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

13.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

13.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.12

Notices. Any notice, instruction or other instrument authorized or required to be given hereunder will be in writing, and will be taken to have been given (i) when delivered by hand, (ii) on the next business day after being sent by email (unless the sender receives an automated message that the email has not been delivered), (iii) on the next business day after being sent by overnight courier service for next business day delivery, (iv) on the third business day after being sent by certified or registered mail, return receipt requested, in each case to the applicable party at the address or email address specified below or such other address or email address as a party may specify by written notice from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1776 Heritage Way

Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division

One Congress Street

Boston, MA 02114-2016

(b)	If to the Trust, to:

HarbourVest Private Investments Fund

One Financial Center

Boston, MA 02111

Attention: Peter Mahoney

Telephone: 351-529-1125

Email: pmahoney@harbourvest.com

13.13

Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Trust, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

13.14

Services Not Exclusive. The services of the Transfer Agent are not to be deemed exclusive, and the Transfer Agent shall be free to render similar services to others. The Transfer Agent shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.15

Insurance Coverage. The Transfer Agent shall at all times during the term of this Agreement, if available on commercially reasonable terms, maintain insurance coverage adequate for the nature of its operations, and shall provide the Trust a certificate of insurance coverage summarizing its insurance coverages, upon request.

13.16

Business Continuity and Disaster Recovery Plans. The Transfer Agent will at all times maintain a business contingency plan and disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Transfer Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Transfer Agent.

13.17	Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Ahad Hayat
Name:	Ahad Hayat
Title:	Managing Director

HARBOURVEST PRIVATE INVESTMENTS FUND

By:	/s/ Peter Mahoney
Name:	Peter Mahoney
Title:	Chief Financial Officer

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

Listing of Fund(s)

HarbourVest Private Investments Fund